Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballantyne of Omaha, Inc.:

We consent to the use of our report dated March 27, 2006, with respect to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule II, incorporated herein by reference.

/s/ KPMG LLP

Omaha, Nebraska
December 5, 2006